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Genasense® Combinations with Chemotherapy Reported for Children with Solid Tumors and Adults with Extensive-Stage Small Cell Lung Cancer

Final Data Published for Phase 2 Prostate Cancer Trial

BERKELEY HEIGHTS, NJ – May 17, 2005 – Genta Incorporated (NASDAQ: GNTA) today announced the release of data from studies using Genasense® (oblimersen sodium) Injection, the Company’s lead anticancer drug, in combination with chemotherapy. The trials were conducted in children with solid tumors and in adults with small cell lung cancer (SCLC) and advanced hormone-refractory prostate cancer. The pediatric and SCLC data were communicated at the annual meeting of the American Society of Clinical Oncology (ASCO) in Orlando, FL. The data in prostate cancer were published this month in a leading oncology journal.

The pediatric trial, which was conducted by the Children’s Oncology Group (COG), was the first study that has tested Genasense in children. In that study, escalating doses of Genasense and standard chemotherapy (doxorubicin plus cyclophosphamide) were administered to children who had received extensive prior therapy. Twenty-eight children (median age = 16 years; range, 1 to 19 years) with solid tumors of various types were entered into the trial. At the highest dose levels of all 3 drugs, the limiting side-effect was a decrease in blood counts (myelosuppression), which appeared to be readily controlled with the addition of a blood cell growth factor (G-CSF). Biologically active plasma levels of Genasense relative to preclinical models were exceeded in patients. The authors concluded that the addition of Genasense to this chemotherapy program was well-tolerated in children at doses that were comparable to adults.

Under the U.S. Food and Drug Administration’s so-called “Pediatric Rule”, 6 additional months of marketing exclusivity may be granted to sponsors who conduct applicable trials of drugs in children and fulfill certain other requirements. Genta plans to review initiation of additional trials in children with COG and the National Cancer Institute (NCI), which collaborated in sponsoring this trial.

The second study reported preliminary results from a randomized Phase 2 trial in patients with extensive-stage SCLC who received carboplatin plus etoposide with or without Genasense. The primary end-point of the study was to evaluate landmark survival at 1 year. Using a 3:1 randomization ratio, 63 patients were enrolled into the trial, 41 of whom received Genasense. The major adverse event was neutropenia; however, the overall incidence of this reaction was similar between the two treatment arms. Survival data are still immature, and no benefit in survival is yet apparent. Enrollment in the trial concluded in October 2004, and final results on landmark survival will be provided with 12- months of follow-up. The SCLC trial was sponsored in collaboration with NCI and conducted by the Cancer and Leukemia Group B, the nation’s largest oncology cooperative group.

Lastly, final data from a Phase 2 trial of Genasense plus docetaxel (Taxotere®; sanofi aventis ) in patients with hormone-refractory prostate cancer appears in the May 15 issue of Clinical Cancer Research. Twenty-seven patients were treated with the drug combination, and 14 (52%) achieved a major reduction in prostate specific antigen (PSA), which is a surrogate marker of prostate cancer activity. Median survival for all patients irrespective of response was 20 months. Side-effects of the combination were qualitatively similar to the use of docetaxel alone, and included but were not limited to neutropenia, fever, hair loss, nausea and diarrhea.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated